EXHIBIT 99


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Redwood Financial, Inc.                       Contact:  Paul W. Pryor, President
301 S. Washington Street                                          (507) 637-8730
P.O. Box 317
Redwood Falls, Minnesota  56283-0317

                              For Immediate Release
                                November 7, 1996

                             Redwood Financial, Inc.
               Authorization of Stock Repurchase Program by Board

Redwood Falls, Minnesota -- November 7, 1996 -- Redwood Financial, Inc., the holding company of Redwood Falls Federal Savings and Loan Association, announced its intention to repurchase up to 106,875 shares of the Company's common stock. Mr. Paul W. Pryor, President, said the Company has been authorized by its Board of Directors to repurchase up to 10% of its 1,068,750 outstanding shares of common stock. The Company has received the necessary regulatory approval to initiate the repurchase program. The repurchases will be made in open-market transactions, subject to the availability of the shares, market conditions, the trading price of the shares and the Company's financial performance. These repurchased shares will become authorized but unissued shares and will be utilized for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

Redwood Falls Federal Savings and Loan Association is headquartered in Redwood Falls, Minnesota and operates through its main office and its branch office located in Olivia, Minnesota. The Association's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation (FDIC). At September 30, 1996, the Company had total assets and stockholders' equity of $51.0 million and $13.2 million, respectively. The Company's Common Stock is listed on the OTC Bulletin Board under the symbol "REDW."

The Company previously announced that it had signed a letter of intent providing for the acquisition by the Company of Olivia Bancorporation, Inc. ("Olivia"), which owns 97.6% of the outstanding stock of American State Bank of Olivia (the "Bank"), and the Bank.